Exhibit No. 12.01

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Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges
                                                                                                                 12 Months
                                                                    Year Ended December 31,                    Ended March 31,
                                                  1996        1997          1998         1999        2000           2001
                                              --------------------------------------------------------------------------------
                                                                             (Dollars in Thousands)

EARNINGS
Income (loss) before income taxes              $36,058       $42,906       $42,831      ($13,651)    $43,514       $44,180
Income from Overthrust Pipeline Company          ($182)
Plus debt expense                               13,416        13,536        14,456        17,466      17,584        17,154
Plus allowance for borrowed
   funds used during construction                  229           210           625         2,677       3,315         3,299
Plus interest portion of rental expense            280           261           342           173         367           363
                                              -----------------------------------------------------------------------------
                                               $49,801       $56,913       $58,254        $6,665     $64,780       $64,996
                                              =============================================================================

FIXED CHARGES
Debt expense                                   $13,416       $13,536       $14,456       $17,466     $17,584       $17,154
Plus allowance for borrowed
   funds used during construction                  229           210           625         2,677       3,315         3,299
Plus interest portion of rental expense            280           261           342           173         367           363
                                              -----------------------------------------------------------------------------
                                               $13,925       $14,007       $15,423       $20,316     $21,266       $20,816
                                              =============================================================================

Ratio of Earnings to Fixed Charges  (1)           3.58          4.06          3.78          0.33        3.05          3.12

(1) For purposes of this presentation, earnings represent income from continuing operations before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and debt discounts and the interest portion of rental costs.
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